As filed with the Securities and Exchange Commission on
February 24, 2020

Securities Act File No. 333-235895

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM N-14
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REGISTRATION STATEMENT UNDER THE SECURITIES	/ /
ACT OF 1933	----
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Pre-Effective Amendment No. //	/ /
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Post-Effective Amendment No. 1	/ X /
and/or	----
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(Check appropriate box or boxes)

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PUTNAM FUNDS TRUST
(Exact Name of Registrant as Specified in Charter)

100 Federal Street, Boston, Massachusetts 02110
(Address of Principal Executive Offices) (Zip Code)

(617) 292-1000
(Area Code and Telephone Number)

ROBERT T. BURNS, Vice President
Putnam Funds Trust
100 Federal Street
Boston, Massachusetts 02110
(Name and address of agent for service)
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Copy to:

BRYAN CHEGWIDDEN, Esquire
ROPES & GRAY LLP
1211 Avenue of the Americas
New York, New York 10036
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This Post-Effective Amendment No. 1 will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

An indefinite amount of the Registrant’s securities have been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of 1940. In reliance upon such Rule, no filing fee is paid at this time.

PUTNAM FUNDS TRUST
CONTENTS OF REGISTRATION STATEMENT
This Registration Statement contains the following papers and documents:

Cover Sheet
Contents of Registration Statement
Notice of Special Meeting*
Part A – Proxy Statement/Prospectus*
Part B – Statement of Additional Information*
Part C – Other Information
Signature Page
Exhibits

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* Incorporated by reference from Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on January 10, 2020 (Form No. 333-235895) (the “Registration Statement”).

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement is being filed in order to add, as Exhibit 6(a) to the Registration Statement, an Amended and Restated Management Contract with Putnam Investment Management, LLC dated January 24, 2020, and as Exhibit 13(t) to the Registration Statement, an Expense Limitation Agreement with Putnam Investment Management, LLC dated February 20, 2020.

PUTNAM FUNDS TRUST
Putnam Emerging Markets Equity Fund

FORM N-14
PART C

OTHER INFORMATION

Item 15. Indemnification

Reference is made to Article VIII, sections 1 through 3, of the Registrant’s Amended and Restated Agreement and Declaration of Trust, which is incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended (File No. 811-07513). In addition, the Registrant maintains a trustees and officers liability insurance policy under which the Registrant and its trustees and officers are named insureds. Certain service providers to the Registrant also have contractually agreed to indemnify and hold harmless the trustees against liability arising in connection with the service provider’s performance of services under the relevant agreement.

The Massachusetts business trusts comprising The Putnam Funds (each, a “Trust”) have also agreed to contractually indemnify each Trustee. The agreement between the Trusts and each Trustee, in addition to delineating certain procedural aspects relating to indemnification and advancement of expenses to the fullest extent permitted by the Registrant’s Amended and Restated Agreement and Declaration of Trust and Amended and Restated Bylaws and the laws of The Commonwealth of Massachusetts, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, as now or hereafter in force, provides that each Trust severally shall indemnify and hold harmless the Trustee against any and all expenses actually and reasonably incurred by the Trustee in any proceeding arising out of or in connection with the Trustee’s service to the Trust, unless the Trustee has been adjudicated in a final adjudication on the merits to have engaged in certain disabling conduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and, therefore, is unenforceable.

Item 16. Exhibits

(1) Amended and Restated Agreement and Declaration of Trust dated March 21, 2014 – Incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement filed on March 28, 2014.

(2)(a) Amended and Restated Bylaws dated as of October 17, 2014 – Incorporated by reference to Post-Effective Amendment No. 194 to the Registrant’s Registration Statement filed on October 28, 2014.

(2)(b) Amendment to Amended and Restated Bylaws dated as of April 22, 2016 – Incorporated by reference to Post-Effective Amendment No. 236 to the Registrant’s Registration Statement filed on June 27, 2016.

(3) Not applicable.

(4) Form of Agreement and Plan of Reorganization – included as Appendix A to Part A hereof.

(5)(a) Portions of Agreement and Declaration of Trust Relating to Shareholders’ Rights – Incorporated by reference to Post-Effective Amendment No. 186 to the Registrant’s Registration Statement filed on March 28, 2014.

(5)(b) Portions of Bylaws Relating to Shareholders’ Rights – Incorporated by reference to Post-Effective Amendment No. 194 to the Registrant’s Registration Statement filed on October 28, 2014.

(6)(a) Amended and Restated Management Contract with Putnam Investment Management, LLC dated January 24, 2020.

(6)(b) Sub-Management Contract between Putnam Investment Management, LLC and Putnam Investments Limited dated February 27, 2014; Schedule A amended as of October 18, 2019 – Incorporated by reference to Post-Effective Amendment No. 325 to the Registrant’s Registration Statement filed on November 26, 2019.

(6)(c) Sub-Advisory Contract among Putnam Investment Management, LLC, Putnam Investments Limited and The Putnam Advisory Company, LLC dated February 27, 2014 ; Schedule A amended as of October 18, 2019 – Incorporated by reference to Post-Effective Amendment No. 325 to the Registrant’s Registration Statement filed on November 26, 2019.

(7)(a) Amended and Restated Distributor’s Contract with Putnam Retail Management Limited Partnership dated July 1, 2013 – Incorporated by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement filed on October 28, 2013.

(7)(b)(i) Form of Dealer Sales Contract dated March 27, 2012 – Incorporated by reference to Post-Effective Amendment No. 144 to the Registrant’s Registration Statement filed on June 28, 2012.

(7)(b)(ii) Schedule of Dealer Sales Contracts conforming in all material respects to the Form of Dealer Sales Contract filed as Exhibit (7)(b)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on March 26, 2015.

(7)(c)(i) Form of Financial Institution Sales Contract dated March 27, 2012 – Incorporated by reference to Post-Effective Amendment No. 144 to the Registrant’s Registration Statement filed on June 28, 2012.

(7)(c)(ii) Schedule of Financial Institution Sales Contracts conforming in all material respects to the Form of Financial Institution Sales Contract filed as Exhibit (7)(c)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on March 26, 2015.

(8) Trustee Retirement Plan dated October 4, 1996, as amended July 21, 2000 – Incorporated by reference to Post-Effective Amendment No. 64 to the Registrant’s Registration Statement filed on January 28, 2005.

(9)(a) Master Custodian Agreement with State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 – Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement filed on October 27, 2017.

(9)(b) Amendment to Master Custodian Agreement with State Street Bank and Trust Company dated August 1, 2013 – Incorporated by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement filed on October 28, 2013.

(10)(a) Class A Distribution Plan and Agreement dated April 1, 2000 – Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on May 17, 2000.

(10)(b) Class B Distribution Plan and Agreement dated April 1, 2000 – Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on May 17, 2000.

(10)(c) Class C Distribution Plan and Agreement dated April 1, 2000 – Incorporated by reference to Post-Effective Amendment No. 27 to the Registrant’s Registration Statement filed on May 17, 2000.

(10)(d) Class R Distribution Plan and Agreement dated May 8, 2003 – Incorporated by reference to Post-Effective Amendment No. 58 to the Registrant’s Registration Statement filed on January 30, 2004.

(10)(f)(i) Form of Dealer Service Agreement – Incorporated by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement filed on June 30, 1997.

(10)(f)(ii) Schedule of Dealer Service Agreements conforming in all material respects to the Form of Dealer Service Agreement filed as Exhibit (10)(f)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on March 26, 2015.

(10)(g)(i) Form of Financial Institution Service Agreement – Incorporated by reference to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement filed on July 19, 1996.

(10)(g)(ii) Schedule of Financial Institution Service Agreements conforming in all material respects to the Form of Financial Institution Service Agreement filed as Exhibit (10)(g)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 206 to the Registrant’s Registration Statement filed on March 26, 2015.

(10)(h) Rule 18f-3 Plan dated November 1, 1999, as most recently amended September 20, 2019 – Incorporated by reference to Post-Effective Amendment No. 327 to the Registrant’s Registration Statement filed on December 26, 2019.

(11)(a) Opinion and consent of Ropes & Gray LLP regarding Putnam International Growth Fund – Incorporated by reference to to the Registrant’s Registration Statement on N-14, filed on January 10, 2020.

(12) Opinion of Ropes & Gray LLP with respect to tax matters – To be filed by post-effective amendment.

(13)(a) Amended & Restated Investor Servicing Agreement - Open-End Funds with Putnam Investment Management, LLC and Putnam Investor Services, Inc. dated July 1, 2013; Appendix A amended as of July 24, 2017 – Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement filed on October 27, 2017.

(13)(b) Letter of Indemnity with Putnam Investment Management, LLC dated December 18, 2003 – Incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement filed on May 28, 2004.

(13)(c) Liability Insurance Allocation Agreement dated December 18, 2003 – Incorporated by reference to Post-Effective Amendment No. 59 to the Registrant’s Registration Statement filed on May 28, 2004.

(13)(d) Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated January 1, 2007; Appendix A amended as of July 24, 2017 – Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement filed on October 27, 2017.

(13)(e) Amendment to Master Sub-Accounting Services Agreement between Putnam Investment Management, LLC and State Street Bank and Trust Company dated August 1, 2013 – Incorporated by reference to Post-Effective Amendment No. 174 to the Registrant’s Registration Statement filed on October 28, 2013.

(13)(f) Master Interfund Lending Agreement with the Trusts party thereto and Putnam Investment Management, LLC dated July 16, 2010; Schedules A and B amended as of September 20, 2019 – Incorporated by reference to Post-Effective Amendment No. 325 to the Registrant’s Registration Statement filed on November 26, 2019.

(13)(g) Credit Agreement with State Street Bank and Trust Company and certain other lenders dated September 24, 2015 – Incorporated by reference to Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on September 28, 2015.

(13)(h) Joinder Agreement No. 1 to Credit Agreement with State Street Bank and Trust Company and certain other lenders dated August 29, 2016 – Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement filed on October 27, 2016.

(13)(i) Amendment No. 1 to Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 – Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement filed on October 27, 2016.

(13)(j) Amendment No. 2 to Credit Agreement with State Street Bank and Trust Company dated September 21, 2017 – Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement filed on October 27, 2017.

(13)(k) Amendment No. 3 to Credit Agreement with State Street Bank and Trust Company dated September 20, 2018 – Incorporated by reference to Post-Effective Amendment No. 297 to the Registrant’s Registration Statement filed on October 26, 2018.

(13)(l) Amendment No. 4 to Credit Agreement with State Street Bank and Trust Company dated September 19, 2019 – Incorporated by reference to Post-Effective Amendment No. 322 to the Registrant’s Registration Statement filed on October 25, 2019.

(13)(m) Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 24, 2015 – Incorporated by reference to Post-Effective Amendment No. 218 to the Registrant’s Registration Statement filed on September 28, 2015.

(13)(n) First Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated August 29, 2016 – Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement filed on October 27, 2016.

(13)(o) Second Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 22, 2016 – Incorporated by reference to Post-Effective Amendment No. 245 to the Registrant’s Registration Statement filed on October 27, 2016.

(13)(p) Third Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 21, 2017 – Incorporated by reference to Post-Effective Amendment No. 269 to the Registrant’s Registration Statement filed on October 27, 2017.

(13)(q) Fourth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 20, 2018 – Incorporated by reference to Post-Effective Amendment No. 297 to the Registrant’s Registration Statement filed on October 26, 2018.

(13)(r) Fifth Amendment to Amended and Restated Uncommitted Line of Credit Agreement with State Street Bank and Trust Company dated September 19, 2019 – Incorporated by reference to Post-Effective Amendment No. 322 to the Registrant’s Registration Statement filed on October 25, 2019.

(13)(s)(i) Form of Indemnification Agreement dated March 18, 2016 – Incorporated by reference to Post-Effective Amendment No. 236 to the Registrant’s Registration Statement filed on June 27, 2016.

(13)(s)(ii) Schedule of Indemnification Agreements conforming in all material respects to the Form of Indemnification Agreement filed as Exhibit (13)(s)(i) but which have not been filed as exhibits to the Registrant’s Registration Statement in reliance on Rule 483(d)(2) under the Securities Act of 1933, as amended – Incorporated by reference to Post-Effective Amendment No. 236 to the Registrant’s Registration Statement filed on June 27, 2016.

(13)(t) Expense Limitation Agreement with Putnam Investment Management, LLC (“PIM”) dated February 20, 2020 – Filed herewith.

(13)(u) Expense Limitation Agreement with Putnam Investor Services, Inc. (“PSERV”) dated June 28, 2019 – Incorporated by reference to Post-Effective Amendment No. 318 to the Registrant’s Registration Statement filed on August 27, 2019.

(14)(a) Consent of KPMG LLP, Independent Registered Public Accounting Firm to Putnam Emerging Markets Equity Fund – Incorporated by reference to to the Registrant’s Registration Statement on N-14, filed on January 10, 2020.

(14)(b) Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm to Putnam International Fund – Incorporated by reference to to the Registrant’s Registration Statement on N-14, filed on January 10, 2020.

(15) Not applicable.

(16) Power of Attorney – Incorporated by reference to to the Registrant’s Registration Statement on N-14, filed on January 10, 2020.

(17) Not applicable.

Item 17. Undertakings

(1) The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Agreement and Declaration of Trust of Putnam Funds Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the relevant series of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Boston and The Commonwealth of Massachusetts on the 24th day of February, 2020.

PUTNAM FUNDS TRUST

By:	/s/ JONATHAN S. HORWITZ
Name:	Jonathan S. Horwitz
Title:	Executive Vice President, Principal
Executive Officer and Compliance Liaison

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ KENNETH R. LEIBLER*	Chair, Board of Trustees
Kenneth R. Leibler

/s/ ROBERT L. REYNOLDS*	President and Trustee
Robert L. Reynolds

/s/ JONATHAN S. HORWITZ*	Executive Vice President, Principal
Jonathan S. Horwitz	Executive Officer and Compliance
Liaison

/s/ JANET C. SMITH*	Vice President, Principal Financial Officer,
Janet C. Smith	Principal Accounting Officer and
Assistant Treasurer

/s/ LIAQUAT AHAMED*	Trustee
Liaquat Ahamed

/s/ RAVI AKHOURY*	Trustee
Ravi Akhoury

/s/ BARBARA M. BAUMANN*	Trustee
Barbara M. Baumann

/s/ KATINKA DOMOTORFFY*	Trustee
Katinka Domotorffy

/s/ CATHARINE BOND HILL*	Trustee
Catharine Bond Hill

/s/ PAUL L. JOSKOW*	Trustee
Paul L. Joskow

/s/ GEORGE PUTNAM, III*	Trustee
George Putnam, III

/s/ MANOJ P. SINGH*	Trustee
Manoj P. Singh

* By: /s/ JONATHAN S. HORWITZ, as
Attorney-in-Fact pursuant to Power of
Attorney incorporated by reference to
Exhibit (16) to this Registration Statement
on Form N-14, filed on January 10, 2020.
Dated: February 24, 2020

Exhibit Index

Exhibit	Exhibit Title
Number

(6)(a)	Amended and Restated Management Contract with Putnam
Investment Management, LLC dated January 24, 2020.

(13)(t)	Expense Limitation Agreement with Putnam Investment Management,
LLC (“PIM”) dated February 20, 2020.